CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Charles Street Trust of our report dated November 13, 2025 relating to the financial statements and financial highlights of 30% Allocation Fund, 50% Allocation Fund, 70% Allocation Fund, and 85% Allocation Fund which appears in Fidelity Charles Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 19, 2025